UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

 Current Report
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 21, 2005

AURA SYSTEMS, INC.

(Exact name of registrant as specified in charter)

Delaware	0-17249	95-4106894
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2335 Alaska Avenue, El Segundo, California 90245
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (310) 643-5300

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 21, 2005, the United States Bankruptcy Court, Central District of California, Los Angeles Division (the “Court”), authorized Aura Systems, Inc. (the “Company”) to borrow up to an additional $1.16 million of financing (the “Loan”) from a group of individuals and entities (the "Lenders").  The proceeds from the Loan are to be used in accordance with a pre-approved budget and are to be advanced only upon the fulfillment of certain conditions. The Loan is secured by all of the assets of the Company (excluding avoidance causes of action), and is junior in priority to all liens in favor of the Koyah Entities (as defined in the Company’s First Amended Plan of Reorganization (the “Plan”)) and all other pre-bankruptcy secured creditors that were perfected at the time of the Company’s bankruptcy filing and are not avoidable, and all liens in favor of Blue Collar Pictures, Inc. and AGP Lender LLC, the Company’s prior lenders during its bankruptcy on account of such lenders’ post-petition loans. The Loan is due and payable on June 30, 2006. However, the maturity date will be accelerated and all outstanding principal and interest owed to the Lenders under the terms of the Loan Agreement will automatically become immediately due and payable upon the effective date of the Plan. The Loan bears interest at a rate of 17.5% per annum. The Loan may not be prepaid, in whole or in part, without the Lenders’ prior written consent. The Lenders have the option at their sole discretion to convert all or any portion of the Loan, and all accrued but unpaid interest, into common stock of the Company pursuant to the terms and conditions set forth in the Loan Agreement. A copy of the form of Loan Agreement is attached hereto as Exhibit 10.1. A copy of the form of Security Agreement is attached hereto as Exhibit 10.2. The foregoing description of the Loan and its terms are qualified in their entirety by Exhibits 10.1 and 10.2.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

10.1	Debtor in Possession Loan Agreement.

10.2	Security Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 28, 2005	AURA SYSTEMS, INC..

	By:	/s/ Raymond Yu
Raymond Yu
President and Chief Executive Officer